Exhibit 99.1

AGREEMENT AND ACKNOWLEDGMENT

THIS AGREEMENT AND ACKNOWLEDGMENT, dated as of November 15, 2004, is by and between Genaissance Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and RAM Trading, Ltd., a Cayman Islands exempted company (“Investor”).  Capitalized terms used herein without definition have the respective meanings given them in the Loan and Security Agreement, dated as of September 30, 2003 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and between the Company and the Comerica Bank (“Comerica”).

BACKGROUND

A.                                   Pursuant to the Loan Agreement, the Company entered into a financing arrangement whereby the Company borrowed $5 million from Comerica, which borrowings were collateralized by certain assets of the Company and required that the Company make equal monthly payments of principal over a 36-month period and bearing interest at the Prime Rate plus 2.5% per annum.

B.                                     The Loan Agreement provides that the Company is required to satisfy the minimum quick ratio covenant contained in Section 6.8 and the minimum cash balance covenant contained in Section 6.9 (together, the “Financial Covenants”), in order to be in compliance thereunder.

C.                                     The Company has not been in compliance with the Financial Covenants over the past several months (the “Default”) and has received a waiver from Comerica of non-compliance with (i) Section 6.8 of the Loan Agreement through November 30, 2004 and (ii) Section 6.9 of the Loan Agreement for any prior Default thereunder.

D.                                    The Investor owns shares of the Company’s Series A Preferred Stock, $.001 par value per share, pursuant to that certain Series A Preferred Stock Purchase Agreement, dated as of October 29, 2003, by and between the Company and RAM Trading, Ltd.

E.                                      The Investor is willing to purchase and assume from Comerica, on terms and conditions reasonably satisfactory to the Investor, all of Comerica’s rights and obligations under the Loan Agreement and the other Loan Documents, subject to an assignment of Comerica’s continuing first priority security interest on any and all now owned or hereafter acquired or arising Collateral of the Company,  (the  “Assignment”) , provided, that, effective upon such Assignment, the Loan Agreement shall be amended to provide (i) the Investor will waive compliance with the Financial Covenants until November 30, 2005 and (ii) the Company agrees to certain additional covenants as set forth in Section 1 below.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto acknowledge and agree as follows:

1.             Loan Agreement.  The Investor hereby agrees, subject to the execution by all necessary parties of definitive documentation reasonably acceptable to the Investor, to consummate the Assignment on or prior to November 24, 2004 (such date, the “Closing Date”) in consideration for the amount described in Section 2 below.    On the Closing Date, the Loan Agreement shall be amended such that (i) the Financial Covenants will be waived until November 30, 2005 and (ii):

(a)           at any time, and from time to time, on or after January 15, 2005 the Company shall mandatorily make a prepayment under the Loan to the Investor in an amount equal to:

(x)          $1 million if the Company’s cash balance is greater than $5 million at any such time; and

(y)          $3 million if the Company’s cash balance is greater than $9 million at any such time; provided, that, if the Company’s cash balance is greater than $5 million but less than $9 million at any such time, then the prepayment amount shall be an amount between $1 million and $3 million (as proportionately determined based on clauses (x) and (y));

(b)           the Company will use its reasonable best efforts to have a designee of the Investor named to the Company’s Board of Directors (and subsequently agree to nominate such designee and solicit proxies in favor of such designee);

(c)           the Company must complete the Shareholder Value Enhancement Plan attached as Exhibit A;

(d)           the Company must raise additional equity capital in an amount not less than $4 million that is junior to the Company’s Series A Preferred Stock not later than December 31, 2004; and

(e)           the Company shall provide unaudited monthly financial statements to the Investor within 30 days of month-end.

2.             Amount Outstanding.  The Company hereby represents, and the Investor hereby acknowledges, that the amount outstanding under the Loan Agreement on the Closing Date shall not exceed $2.8 million (the “Outstanding Amount”).  The Investor hereby agrees that it will purchase and assume Comerica’s rights and obligations under the Loan Agreement and the other Loan Documents (subject to an assignment of Comerica’s continuing first priority security interest on any and all now owned or hereafter acquired or arising Collateral of the Company) for an amount not to exceed the Outstanding Amount.

3.             Counterparts; Facsimile Signatures.  This Agreement and Acknowledgment may be executed in two or more counterparts (including by facsimile signature), each of which shall be deemed an original but all of which, when taken together, shall be considered one and the same agreement.

4.             Successors and Assigns.  The terms and conditions of this Agreement and Acknowledgment shall inure to the benefit of and be binding upon the respective successors and assigns of the Company and the Investor.

5.             Governing Law.  This Agreement and Acknowledgment shall be governed by, and construed in accordance with, the laws of the State of Delaware.

6.             Waiver of Jury Trial.  Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding arising out of or relating to this Agreement and Acknowledgment (whether based on contract, tort or any other theory).

7.             Public Announcement.  Both parties agree that a press release may be issued regarding this Agreement and the transactions contemplated hereby, subject to review and approval by the Investor; provided, that, the Company may make any filings with the SEC required by law.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Acknowledgment to be duly executed by their respective authorized signatories as of the date first above written.

GENAISSANCE PHARMACEUTICALS, INC.

By:	/s/ Ben D. Kaplan
Ben D. Kaplan
Chief Financial Officer

RAM TRADING, LTD.

By:	/s/ David R. Popovich
David R. Popovich
Sr. Managing Director

Exhibit A

Shareholder Value Enhancement Plan

1.             Provide draft outline of Shareholder Value Enhancement Plan to the Investor prior to November 25, 2004.

2.             Submit Shareholder Value Enhancement Plan to the Investor by December 15, 2004.

3.             Use reasonable efforts to implement the Shareholder Value Enhancement Plan by April 15, 2005.